Exhibit 10.9

[Opower letterhead]

February 4, 2012

Dear Rick,

Opower, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

Position. You will start in a full-time position as Senior Vice President, Engineering, and you will report to Dan Yates, CEO. By signing this letter, you represent and warrant to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Employment is contingent upon successful completion of the background check process.

Compensation and Employee Benefits. You will be paid a starting salary at the rate of $10,416.67 per pay period, which is equivalent to $250,000 per year, less all applicable withholdings required by law, payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company sponsored benefits, including medical, dental, and other insurances

Stock Options. Subject to the approval of the Company’s Board of Directors, you may be granted an option to purchase 500,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that Plan and the applicable stock option agreement. If you are granted an option to purchase shares of the Company’s common stock, you will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

The Company makes no representations or warranties of any type with respect to the tax consequences relating to your participation in the Company’s Stock Plan or any other plans offered to you.

Acceleration of stock options. If the Company:

(a) experiences a Triggering Event while you have Continuous Service Status and your employment is terminated for any reason other than Cause, death, or Disability at any time following the consummation of a Corporate Transaction, or

(b) experiences a Triggering Event while you have Continuous Service Status and the Successor Corporation does not assume your Opower stock options, substitute your Opower stock options, or otherwise continue your Opower options, then 50% of your remaining unvested shares shall vest effective on and contingent upon your termination. (All capitalized terms in this section have the meaning given in the Company Stock Plan.)

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (“CIIAA”) (attached hereto as Exhibit A), which contains, among other things, and depending on your location, various restrictive covenants, including non-solicitation and non-compete covenants.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer, This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Relocation. You commit to moving your primary place of residence to the Washington, DC Metro region (“DC”), within 12 months of starting your job with Opower.

In order to assist you to move yourself and your household from the Bay Area to DC, the Company will provide you with a $10,000 lump sum amount, the “Relocation Payment.” Upon receiving your signed offer letter, Opower will direct our third-party partner to contact you. Our third-party partner will serve as a resource for you in the relocation process and will provide you with a Relocation Agreement for your signature. The relocation payment will be provided to you in the form of a pre-paid credit card by a third-party partner. This partner will coordinate any potential gross-ups for tax purposes with OPOWER and will assist you in managing your expenses. Should your employment relationship with the Company end prior to completing one year of service with the Company after the relocation , the Relocation Payment must be repaid in full. We anticipate your full relocation to be finalized no later than January 31st, 2013.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. However, your agreement to the terms and conditions set forth in this letter has no effect on the additional obligations contained in the CIIAA, which is incorporated by reference in this letter.

Signature Page Follows

[Opower letterhead]

If you wish to accept this offer, please sign and date both the original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return all pages to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Please see the attached document for examples of acceptable forms of identification. On your first day, please report to our office by 9:30 AM and ask to see Leah Coyne, Director-Human Resources for your new employee orientation. This offer, if not accepted, will expire at the close of business on February 7, 2012.

We look forward to having you join us no later than Monday March 5, 2012.

Very truly yours,

OPOWER, INC.

By:	/s/ Leah J. Coyne
(Signature)

Name:	Leah J. Coyne

Title:	Director of Human Resources

/s/ Dan Yates
CEO

ACCEPTED AND AGREED:

Rick McPhee

/s/ Rick McPhee
(Signature)

2/7/12
Date

Anticipated Start Date: March 5, 2012

Attachment A: Confidential Information and Invention Assignment Agreement